CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                            KRAUSE'S FURNITURE, INC.

                            ------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                            ------------------------

          Krause's Furniture, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), certifies as follows:

          FIRST: The Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") authorizes the issuance of Six Hundred Sixty-Six Thousand, Six Hundred Sixty-Seven (666,667) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and further provides that Preferred Stock may be issued in one or more series and the number of shares, designations, preferences, rights and restrictions of each series as shall be fixed by resolution or resolutions adopted by the Board of Directors prior to the issuance of any shares of a particular series of Preferred Stock.

          SECOND: The Board of Directors of the Corporation, at a special meeting of the Board of Directors on January 12, 2000, did duly adopt the following resolutions authorizing the creation and issuance of up to 450,000 shares of a series of Preferred Stock to be known as "Series A Convertible Preferred Stock."

          RESOLVED that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, a series of the class of authorized Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Corporation is hereby created, such series to consist of 450,000 shares, which shall be designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"), having the following designations, preferences, rights, qualifications, powers, privileges, limitations and restrictions of the shares of such series:


          1. CERTAIN DEFINITIONS. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

     Adjusted E-Commerce Proceeds as of any date shall mean $10,000,000 less any amounts spent on or prior to such date for E-Commerce Proceed Uses (as defined in the Securities Purchase Agreement) either (a) in accordance with the E-Commerce Plan (as defined in the Securities Purchase Agreement) or (b) otherwise as consented to in writing by THLi.

     Affiliate shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     Change of Control shall mean:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the combined voting power of the then outstanding Voting Securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by (i) the Corporation or any of its subsidiaries, (ii) any employee benefit plan (or related trust) of the Corporation or its subsidiaries, (iii) any corporation with respect to which, following such acquisition, a majority of the combined voting power of the then outstanding Voting Securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of Voting Securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the combined voting power of the then outstanding Voting Securities of the Corporation entitled to vote generally in the election of directors, (iv) GECC or an Affiliate of GECC or (v) THLi or an Affiliate of THLi; or

          (b) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all the individuals and entities who were the respective beneficial owners of the Voting Securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation; or

          (c) the sale or other disposition of a majority or more of the consolidated assets or property of the Corporation and its subsidiaries in one transaction or series of related transactions;

provided, however, that a "Change of Control" as defined in either (b) or
(c) above shall not include any transaction among GECC or any Affiliate of GECC, THLi or any Affiliate THLi, and the Corporation.

     Common Stock shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     Conversion Price shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series A Preferred Stock, which price shall initially be $1.10 per share, subject to adjustment in accordance with the provisions of paragraph 6 below.

     Convertible Securities shall mean all options, warrants or other rights to purchase or subscribe for Common Stock other than Options.

     Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

     GECC shall mean, collectively, General Electric Capital Corporation and GE Capital Equity Investments, Inc.

     Issue Date shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

     Issue Price shall mean $50 per share of Series A Preferred Stock.

     Junior Stock shall mean the Common Stock and any other class or series of stock of the Corporation other than Parity Stock or Senior Stock.

     Maximum Amount shall mean as to any holder on any date:

     (a) if such date is prior to the sixth anniversary of the Issue Date, the product of (i) the sum of (x) 125,400 and (y) 33% of the number of shares of Series A Preferred Stock issued after the Second Closing Date (as defined in the Securities Purchase Agreement) and (ii) the ratio of (x) the number of shares of Series A Preferred Stock then held by such holder to
(y) the total number of shares of Series A Preferred Stock then outstanding,

     (b) if such date is from the sixth anniversary of the Issue Date through the seventh anniversary of the Issue Date, the product of (i) the sum of (x) 315,400 and (y) 83% of the number of shares of Series A Preferred Stock issued after the Second Closing Date and (ii) the ratio of
(x) the number of shares of Series A Preferred Stock then held by such holder to (y) the total number of shares of Series A Preferred Stock then outstanding, and

     (c) thereafter, 100% of the shares of Series A Preferred Stock.

     Maximum Number shall mean, on any date, with respect to any holder of Series A Preferred Stock, that number of shares of Series A Preferred Stock equal to the product of (a) the ratio of (i) the Adjusted E-Commerce Proceeds on such date divided by (ii) the Redemption Price times (b) the ratio of (i) the number of shares of Series A Preferred Stock purchased by such holder pursuant to the Purchase Agreement divided by (ii) 380,000.

     Options shall mean securities by their terms convertible into or exchangeable for Common Stock.

     Parity Stock shall mean any class or series of stock of the Corporation issued after the Issue Date ranking on a parity with the Series A Preferred Stock in respect of (i) the right to receive dividends or (ii) the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     Redemption Date shall mean, with respect to any redemption of shares of Series A Preferred Stock pursuant to paragraph 5 below, the date on which such shares are redeemed.

     Redemption Price shall mean the Issue Price.

     Securities Purchase Agreement shall mean the Securities Purchase Agreement dated as of January 11, 2000 among the Corporation and the purchasers listed on the signature pages thereto.

     Senior Stock shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of (i) the right to receive dividends or (ii) the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     Subordinated Notes shall mean the 9.5% Subordinated Notes due 2003 issued by the Corporation pursuant to the Supplemental Securities
Agreement.

     Supplemental Securities Agreement shall mean the Supplemental Securities Purchase Agreement dated as of August 14, 1997 among the Corporation, General Electric Capital Corporation and Japan Omnibus Ltd., as in effect on the Issue Date.

     THLi shall mean, collectively, TH Lee.Putnam Internet Partners, L.P. and TH Lee.Putnam Internet Parallel Partners, L.P., together with their affiliates.

     Voting Securities of any person shall mean at any time shares of any class of capital stock of such person which are then entitled to vote generally in the election of directors.

          2. DIVIDEND RIGHTS. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Corporation or any of its subsidiaries make any distribution on any Junior Stock, nor shall the Corporation or any of its subsidiaries purchase or redeem any Junior Stock or pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.

          3. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of the outstanding shares of Series A
Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus funds or earnings, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Stock, an amount per share equal to the Issue Price for such share (the "Series A Liquidation Preference Price"). After the full liquidation preference of the holders of the outstanding shares of Series A Preferred Stock has been satisfied as set forth in this paragraph 3, the remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock and Series A Preferred Stock in an equal amount per share as if all shares of Series A Preferred Stock had been converted into shares of Common Stock immediately prior to the Liquidation.

          4. CHANGE OF CONTROL. The Corporation shall give each holder of record of Series A Preferred Stock written notice of an impending Change of Control not later than twenty-five (25) days prior to the earlier of (i) any record date relating to such Change of Control, (ii) any stockholders' meeting called to approve such transaction, or (iii) the closing of such transaction, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty-five (25) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of two-thirds of the voting power of the Series A Preferred Stock entitled to such notice or similar right to receive notice.

          5.   REDEMPTION.
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               (a) At any time on or after January 14, 2005, upon the
written request of the holders of a majority of the shares of Series A Preferred Stock (which request shall specify (i) a Redemption Date not less than thirty (30) or more than ninety (90) days from the date of such request and (ii) the number of shares of Series A Preferred Stock to be redeemed, which number shall not exceed the Maximum Amount applicable to each requesting holder less the number of shares of Series A Preferred Stock, if any, previously redeemed from such holder pursuant to this paragraph 5(a)), the Corporation shall redeem, on a pro rata basis, the number of shares of Series A Preferred Stock specified in such request on the specified Redemption Date at the Redemption Price.

               (b) In the event of a Change of Control, each holder of Series A Preferred Stock may elect, by written notice to the Corporation specifying the number of shares of Series A Preferred Stock to be redeemed and the Redemption Date (which shall not be less than thirty (30) or more than ninety (90) days from the date of such notice) to have the Corporation redeem all or any part of the shares of Series A Preferred Stock then held by such holder on the specified Redemption Date at the Redemption Price.

               (c) Upon the written request of a holder of Series A Preferred Stock pursuant to, and in accordance with, Section 6.2 of the Securities Purchase Agreement on or prior to the second anniversary of the Issue Date, the Corporation shall redeem any or all of such holder's shares of Series A Preferred Stock not to exceed such holder's Maximum Number on the Redemption Date at the Redemption Price.

               (d) If the Corporation is not in compliance with the provisions of the first sentence of paragraph 13 below, each holder of Series A Preferred Stock may elect, by written notice to the Corporation specifying the number of shares of Series A Preferred Stock to be redeemed and the Redemption Date (which shall not be less than thirty (30) or more than ninety (90) days from the date of such notice) to have the Corporation redeem all or any part of the shares of Series A Preferred Stock then held by such holder on the specified Redemption Date at the Redemption Price.

               (e) In the event of a redemption of any shares of Series A Preferred Stock pursuant to this paragraph 5, the conversion rights set forth in paragraph 6 below shall terminate as to the shares designated for redemption at the close of business on the business day preceding the applicable Redemption Date, except as provided in paragraph 5(f)(iii) below.

               (f) Mechanics of Redemption.
                   -----------------------

          (i) Each holder of Series A Preferred Stock tendering shares for redemption shall surrender to the Corporation at its principal corporate office, together with the request for redemption, the certificate or certificates representing such shares, duly endorsed, and thereupon the Redemption Price of such shares shall be paid by the Corporation after receipt of the shares to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If less than all of the shares represented by any such certificate or certificates are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

          (ii) If the Redemption Price has been timely paid or the Redemption Price has been escrowed in an arrangement reasonably satisfactory to the holder, from and after the applicable Redemption Date, all rights of the holders of such shares surrendered for redemption (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.


          (iii) The holders of Series A Preferred Stock who have tendered shares for redemption shall be entitled to receive the Redemption Price on or before the applicable Redemption Date, except that in no case shall the Corporation be required to pay a Redemption Price which in the aggregate would be in violation of Section 160 of the DGCL. Those funds of the Corporation that are available hereunder for redemption shall be used to redeem the maximum number possible of such shares ratably among the holders of such shares to be redeemed. The tendered shares of Series A Preferred Stock for which the applicable Redemption Price is not received on or before the applicable Redemption Date shall be considered not to have been redeemed and shall remain outstanding and entitled to all the rights and preferences provided herein and shall be redeemed by the Corporation as soon as permitted pursuant to this paragraph 5(f)(iii).

               (g) Except as set forth in this paragraph 5, the Corporation shall not have the right to call or redeem all or any shares of the Series A Preferred Stock at any time.


          6. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows:

               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Corporation or a transfer agent for the Series A Preferred Stock, as the case may be, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issue Price by the Conversion Price then in effect. Any notice to the Corporation of a holder's exercise of conversion rights pursuant to this paragraph 6(a) may be made contingent upon the happening of a redemption pursuant to paragraph 5 above.

               (b) Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into such number of shares of Common Stock as is determined by dividing the Issue Price by the Conversion Price at the time in effect for such stock, without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, (i) at the closing of a bona fide firm commitment registered public offering of the Corporation's Common Stock for an aggregate offering price resulting in gross cash proceeds to the Corporation of not less than twenty-five million dollars ($25,000,000) and at a price per share of Common Stock of at least $3.30, subject to adjustment for stock splits, combinations or similar transactions (a "Qualified Public Offering") or (ii) upon the vote of the holders of at least 66 2/3% of the Series A Preferred Stock. Except for the purposes of the calculation in the immediately preceding sentence, in the event of a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such offering.

               (c) Mechanics of Conversion; Fractional Shares; Dividends.
                   ------------------------------------------------------

                    (i) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to paragraph 6(a) (or, in the case of an automatic conversion, to receive a certificate for such holder's shares of Common Stock outstanding as a result of such conversion), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of a transfer agent for the Series A Preferred Stock, as the case may be, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

                    (ii) The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (or, in the case of an automatic conversion on the date specified in paragraph 6(b) above), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                    (iii) Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of such certificate, a new certificate for the number of shares of Series A Preferred Stock not converted. No fractional shares shall be issued upon conversion of the Series A Preferred Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of fractional shares to which the holder would otherwise be entitled, the Corporation shall pay such holder a cash amount equal to such fraction multiplied by the fair market value of a share of the Common Stock, as reasonably determined in good faith by the Board of Directors.

               (d) Adjustments to Series A Preferred Stock Conversion
Price.

                    (i) Issue of Additional Stock. Upon each issuance or sale (or deemed issuance or sale) by the Corporation of any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price shall, upon such issue or sale, be reduced to a price determined by multiplying the Conversion Price in effect immediately prior to each such issuance or sale by a fraction:

          (x) the numerator of which shall be (A) the number of shares of Common Stock outstanding (or deemed to be outstanding pursuant to this paragraph 6(d)) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued or sold (or deemed issued or sold) would purchase at the Conversion Price, and

          (y) the denominator of which shall be (A) the number of shares of Common Stock outstanding (or deemed to be outstanding pursuant to this paragraph 6(d)) immediately prior to such issue or sale, plus (B) the number of shares of such Additional Stock so issued or sold (or deemed issued or sold).

                    (ii) No Adjustment of Conversion Price. No adjustment of the Conversion Price shall be made in an amount less than one cent ($.01) per share; provided that any adjustments which are not required to be made by reason of this paragraph shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three
(3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. No adjustment of the Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price at the time in effect.

                    (iii) Determination of Consideration.
                          ------------------------------

                         (A) In the case of the issuance or sale (or deemed
issuance or sale) of Additional Stock or Options for cash, the consideration shall be deemed to be the net amount of cash received by the Corporation after deducting any discounts, underwriting or similar commissions, compensation or other expenses allowed, paid or incurred by the Corporation in connection with the issuance and sale (or deemed issuance or sale) thereof.

                         (B) In the case of the issuance (or deemed
issuance or sale) of Additional Stock or Options for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Corporation.

                    (iv) Issue of Securities Deemed Issue of Common Stock. In the case of the issuance (whether before, on or after the date hereof) of Options, Convertible Securities or options to purchase or rights to subscribe for Convertible Securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                         (A) The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued (whether or not such Options are then exercisable) and for a consideration equal to the consideration (determined in the manner provided in paragraph 6(d)(iii) above), if any, received or receivable by the Corporation upon the issuance of such Options plus the minimum additional aggregate consideration, if any, payable to the Corporation upon the exercise of all such Options.

                         (B) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such Convertible Securities or upon the exercise of options for such Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Convertible Securities or such options were issued (whether or not such Convertible Securities are then convertible or exchangeable or such options are then exercisable) and for a consideration equal to the consideration, if any, received or receivable by the Corporation upon the sale or issuance of any such Convertible Securities and related options (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional aggregate consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities or the exercise of any related options (the consideration in each case to be determined in the manner provided in paragraph 6(d)(iii) above).

                         (C) In the event of any change in the number of
shares of Common Stock deliverable or any increase in the consideration payable to the Corporation upon exercise of such Options, or upon conversion of or in exchange for such Convertible Securities or options for such Convertible Securities, any Conversion Price obtained with respect to the adjustment which was made upon the issuance of such Options, Convertible Securities or options for such Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities or the exercise of options for such Convertible Securities.

                         (D) Upon the expiration of any such Options, the
termination of any such rights to convert or exchange or the expiration of any options or rights related to such Convertible Securities, any Conversion Price obtained with respect to the adjustment which was made upon the issuance of such Options or Convertible Securities or options related to such Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options, upon the conversion or exchange of such Convertible Securities or upon the exercise of the options related to such Convertible Securities.

                         (E) In the case of any Option or Convertible
Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

                    (v) Definition of Additional Stock. "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to paragraph 6(d)(iv) above) by the Corporation after the Issue Date other than:

                         (A) Common Stock issued pursuant to a transaction
described in Paragraph 6(d)(vi) below;

                         (B) shares of Common Stock (as constituted on the
date hereof) issuable or issued to employees, officers, directors, or consultants of the corporation pursuant to a stock purchase, stock option or restricted stock plan or agreement existing on the Issue Date or thereafter approved in accordance with Section 2.2(m) of the Amended and Restated Stockholders Agreement dated as of January 14, 2000 among the Company and the stockholders party thereto; provided that the purchase price for such shares (or in the case of options, the exercise price thereof) shall not be less than fair market value on the date of issuance; and

                         (C) Common Stock issued or issuable upon
conversion of the Series A Preferred Stock or upon exercise of all or any portion of the warrants issued before the Issue Date to purchase 2,712,045 shares of Common Stock.

                    (vi) Stock Splits, Subdivisions and Dividends. In the event the Corporation shall at any time or from time to time after the Issue Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including without payment for the additional shares of Common Stock issuable upon conversion or exercise thereof) then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the holders of Series A Preferred Stock shall receive, upon the conversion thereof, the number of shares of Common Stock they would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to the occurrence of such event.

                    (vii) Combinations or Consolidations. In the event that the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination, reclassification or consolidation of the outstanding shares of Common Stock then, on the effective date of such event, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the number of outstanding shares.

                    (viii) Other Distributions. In the event that the Corporation shall declare a distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in paragraph (d)(iv) above, then, in each such case for the purpose of this paragraph 6(d)(viii), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                    (ix) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this paragraph 6), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which they would have been entitled to receive if they had converted their shares of Series A Preferred Stock immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 6, with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this paragraph 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                    (x) Other Dilutive Events. In case any event shall occur as to which the provisions of this paragraph 6 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights in accordance with the essential intent and principle of the provisions of such paragraph, then, in each such case, the Corporation shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in paragraph 6, necessary to preserve, without dilution, the conversion rights. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to the holders of the Series A Preferred Stock and shall make the adjustments described therein.

                    (xi) No Impairment. The Corporation will not, by amendment and/or restatement of this Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the holders of the Series A Preferred Stock against impairment of the conversion rights.

                    (xii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) any such adjustment and readjustment with respect to such series, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series.

          7. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          8. NOTICES. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed effectively given upon receipt by the party by means of personal delivery, courier service delivery, electronic mail or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

          9. VOTING RIGHTS. Expect as otherwise expressly provided herein or required by law, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holders of the Series A Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and to vote on any matter submitted to the stockholders for a vote. Except as expressly set forth herein or otherwise required by law, the holders of Series A Preferred Stock and Common Stock shall vote together as a single class on an as-converted basis.

          10. PROTECTIVE PROVISIONS. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than 66 2/3% of the Series A Preferred Stock:

                    (a) Authorize, create, designate, determine or issue any Parity Stock or Senior Stock other than shares of Series A Preferred Stock issued in satisfaction of deferred interest pursuant to the Supplemental Securities Agreement.

                    (b) Amend, modify or repeal any provision of the Corporation's Certificate of Incorporation or by-laws in any manner which would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

                    (c) Authorize any amendment, modification, waiver or repeal of any provision of any agreement which grants the holders of the Series A Preferred Stock any rights, privileges or powers and to which the Corporation is a party.

                    (d) Authorize the merger, consolidation or sale or license of all or substantially all the assets (including, without limitation, the intellectual property rights of the Corporation) of the Corporation or of any assets the disposition or licensing of which would have a material effect on the business of the Corporation or any subsidiary, or any liquidation, dissolution or winding up of the Corporation or effect any transaction or series of transactions in which more than 50% of the voting power of the Corporation is disposed of.

                    (e) Authorize (i) the distribution of, or payment of dividends on, or (ii) the purchase, repurchase, redemption or other acquisition by the Corporation (or otherwise set aside any sums therefor), of any securities of the Corporation, or any interest therein, junior to the Series A Preferred Stock.

                    (f) Amend the Corporation's Certificate of
Incorporation to increase the aggregate authorized number of shares of Common Stock or Series A Preferred Stock if the additional shares so authorized are to be sold at a price below the Issue Price, other than for purposes of Management Incentive Plans.

          11. ADDITIONAL SERIES A PREFERRED PROTECTIVE PROVISIONS. The Corporation shall not, without first obtaining the approval of each holder of Series A Preferred Stock affected thereby:

                    (a) Amend any applicable Redemption Date.

                    (b) Reduce the stated value or liquidation preference or Redemption Price of the Series A Preferred Stock.

                    (c) Change the place or currency of payment of any liquidation preference or dividend to which a holder of shares of Series A Preferred Stock is entitled pursuant to this Certificate of Designation.

                    (d) Impair the right to institute suit for the enforcement of any payment on or with respect to any share of Series A Preferred Stock.

                    (e) Amend this Certificate of Designation in a manner which would adversely affect the right to convert any share of Series A Preferred Stock including, without limitation, any amendment which would adversely affect the calculation of the Issue Price or the Conversion Price.

                    (f) Amend this Certificate of Designation to reduce the percentage of outstanding shares of Series A Preferred Stock required to modify, amend or repeal the provisions of the Certificate of Designation or grant waivers of any provision hereof.

          12. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to paragraph 5 or 6 above, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock. Notwithstanding the foregoing, no such amendment shall be required unless the aggregate number of shares converted or redeemed exceeds 25% of the Corporation's then authorized shares of Series A Preferred Stock.

          13. RESERVATION OF COMMON STOCK. The Corporation shall at all times on and after the 15th day following the first meeting of stockholders of the Corporation occurring on or after the Issue Date reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock free from preemptive rights as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Certificate of Incorporation.

          14. COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

          15. APPROVALS. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

          16. VALID ISSUANCE. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

          17. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

          18. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          19. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

          20.  STATUS OF REACQUIRED SHARES. Shares of Series A
Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Series A Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

          FURTHER RESOLVED, that, before the Corporation shall issue any shares of Series A Preferred Stock, a certificate pursuant to Section 151 of the DGCL shall be made, executed, acknowledged, filed, and recorded in accordance with the provisions of Sections 103 and 151 of the DGCL, and the proper officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed in its name and on its behalf and attested on this 12th day of January, 2000, by duly authorized officers of this Corporation.


                                       KRAUSE'S FURNITURE, INC.



                                       By: /s/ Robert A. Burton
                                           --------------------------------
                                           Name:   Robert A. Burton
                                           Title:  Executive Vice President
                                                    and CFO



ATTEST:


By: /s/ Judith O. Lasker
    -------------------------------------
    Name:   Judith O. Lasker
    Title:  Secretary and General Counsel